Exhibit 99.1
Investor Contact: Alan Bortnick
Vice President - Finance
(978) 570-6867
alan.bortnick@accellent.com

For Immediate Release

Accellent Inc. Reports Second Quarter 2007 Financial Results

Wilmington, MA. (August 1, 2007)– Accellent Inc. (the “Company”), a wholly owned subsidiary of Accellent Holdings Corp. (“Accellent”), announced that for the second quarter ended June 30, 2007, net sales decreased 4.5% to $119.1 million compared with $124.7 million in the corresponding period of 2006.  The previously disclosed ramp-down of a specific product line reduced sales approximately 3.4%, and challenging orthopaedic end market conditions reduced sales approximately 3.4%.  These decreases were partially offset by increased net sales from certain endoscopy customers.  Net sales improved sequentially by 6.8% during the second quarter of 2007 compared to the first quarter of 2007.

The net loss for the second quarter of 2007 was $4.1 million compared to net income of $2.2 million in the corresponding period of 2006.  The decrease in net income was primarily a result of reduced gross margin due to lower sales volumes, less favorable product mix and higher manufacturing costs.  The second quarter 2007 net loss includes a non-cash charge for impairment of goodwill and other intangible assets of $1.3 million to adjust the impairment charge taken in the first quarter of 2007 to the final determined amount and a non-cash charge of $0.6 million for stock-based compensation to non-employees.  These charges were more than offset by a $2.9 million credit for employee stock-based compensation and a $1.3 million deferred tax credit recorded in connection with our impairment charge. Net income for the second quarter of 2006 included a charge for employee stock-based compensation of $1.5 million, and a non-cash gain on interest rate hedging instruments of $2.6 million.

Adjusted EBITDA for the three months ended June 30, 2007 was $21.3 million or 17.9% of net sales compared to Adjusted EBITDA of $28.5 million or 22.8% of net sales in the corresponding period of 2006.  Adjusted EBITDA declined due to the same factors impacting our gross margins.

Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the financial statements accompanying this press release.

First Half Results

Net sales decreased 6.4% to $230.6 million in the first six months of 2007 compared with $246.4 million in the first half of 2006.  The previously disclosed ramp-down of a specific product line reduced sales approximately 4.2%, and challenging orthopaedic end market conditions reduced sales by approximately 3.8%.   These decreases were partially offset by increased net sales from certain endoscopy customers.

The net loss for the first half of 2007 was $89.8 million compared to a net loss in the corresponding period of 2006 of $4.4 million.  The 2007 net loss includes a non-cash charge for impairment of goodwill and other intangible assets of $82.3 million incurred as a result of reduced growth expectations in the orthopaedic business and $1.0 million of non-employee stock-based compensation.  These non-cash charges were partially offset by a credit for employee stock-based compensation of $4.8 million and a $1.3 million deferred tax credit recorded in connection with our impairment charge.  The 2006 net income included non-cash inventory step-up charges of $6.4 million related to the 2005 acquisition of the Company by Kohlberg Kravis Roberts & Co. L.P. and Bain Capital, a $6.1 million gain on derivative instruments and employee stock-based compensation charges of $3.3 million.

Adjusted EBITDA for the first half of 2007 was $43.2 million or 18.7% of net sales compared to Adjusted EBITDA of $54.2 million or 22.0% of net sales in the corresponding period of 2006.  Adjusted EBITDA declined due to lower sales volume, less profitable sales mix, and higher manufacturing costs, partially offset by lower selling, general and administrative expenses.

Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the financial statements accompanying this press release.

Conference Call

Ken Freeman, Executive Chairman, Alan Bortnick Vice President of Finance and Tim Mathews, Corporate Controller and Chief Accounting Officer will discuss second quarter results in a conference call scheduled for today, August 1, 2007 at 5:00 p.m. Eastern Daylight Time.  The teleconference can be accessed live on the Internet through the Investor Relations section of the Accellent website at www.accellent.com or by calling (866) 800-8651 pass code 13123202.   Please visit the website or dial in 10 to 15 minutes prior to the beginning of the call to download and install any necessary audio software.  A replay of the conference call will be available via www.accellent.com or by telephone at (888) 286-8010 pass code 27063466.

About Accellent
Accellent Inc. provides fully integrated outsourced manufacturing and engineering services to the medical device industry in the cardiology, endoscopy and orthopaedic markets.  Accellent has broad capabilities in design & engineering services, precision component fabrication, finished device assembly and complete supply chain management.  These capabilities enhance customers’ speed to market and return on investment by allowing them to refocus internal resources more efficiently.   For more information, please visit www.accellent.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  All statements included herein, other than statements of historical fact, may constitute forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on March 13, 2007.  All forward-looking statements are expressly qualified in their entirety by such factors.

Accellent Inc.
Consolidated Condensed Statements of Operations
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$119,081	$124,727	$230,565	$246,408
Cost of sales	88,756	85,196	169,103	175,545
Gross profit	30,325	39,531	61,462	70,863
Selling, general & administrative expenses	11,740	16,278	24,227	33,259
Research & development expenses	611	896	1,351	1,872
Restructuring charges	36	568	708	2,297
Amortization of intangibles	3,735	4,301	8,036	8,602
Impairment of goodwill and other intangible assets	1,287	--	82,340	--
Income (loss) from operations	12,916	17,488	(55,200)	24,833
Interest expense, net	(16,757)	(16,312)	(32,914)	(32,073)
Gain on derivative instruments	142	2,646	58	6,100
Other expense	(115)	(395)	(94)	(421)
(Loss) income before income taxes	(3,814)	3,427	(88,150)	(1,561)
Income tax expense	274	1,190	1,686	2,864
Net (loss) income	$(4,088)	$2,237	$(89,836)	$(4,425)

Accellent Inc.
Reconciliation of Net Loss to EBITDA to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net loss	$(4,088)	$2,237	$(89,836)	$(4,425)

Income tax expense	274	1,190	1,686	2,864
Interest expense, net	16,757	16,312	32,914	32,073
Depr. and amortization	8,683	8,479	17,736	16,652
EBITDA (1)	$21,626	$28,218	$(37,500)	$47,164

Impairment of goodwill and other intangibles	1,287	--	82,340	--
Restructuring charges	36	568	708	2,297
Employee stock-based compensation	(2,890)	1,547	(4,761)	3,261
Inventory step-up	--	--	--	6,422
Gain on derivative instruments	(142)	(2,646)	(58)	(6,100)
Non-employee stock-based compensation	567	--	1,041	--
Other	792	806	1,389	1,155
Adjusted EBITDA (1)	$21,276	$28,493	$43,159	$54,199

 (1)           EBITDA and Adjusted EBITDA presented in this press release are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP.  EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity.

EBITDA represents net income (loss) before net interest expense, income tax expense, depreciation and amortization.  Adjusted EBITDA is defined as EBITDA further adjusted to give effect to unusual items, non-cash items, the pro forma effect of acquisitions as if they had taken place at the beginning of the periods covered by the covenant calculation and other adjustments, all of which are required in calculating covenant ratios and compliance under the indenture governing our senior subordinated notes and under our senior secured credit facility. For the periods presented, Adjusted EBITDA includes adjustments for: restructuring and other related charges, impairment of goodwill and other intangible assets, gains and losses from derivative instruments, gain on sale of property, non-operating currency transaction losses, certain stock compensation related charges, severance, write-off of inventory step-up, executive relocation, CEO search costs, non-cash consulting expenses and management fees.

We believe that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of certain financial covenants in the indenture governing our senior subordinated notes and under our senior secured credit facility.  Adjusted EBITDA is a material component of these covenants.  We also present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results.

Accellent Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$8,381	$2,746
Accounts receivable, net	51,544	49,994
Inventories	65,963	57,962
Prepaid expenses and other	4,255	4,169
Total current assets	130,143	114,871
Property and equipment, net	130,887	128,573
Goodwill	798,827	847,213
Intangibles, net	216,914	258,904
Deferred financing costs and other assets	25,382	24,033
Total assets	$1,302,153	$1,373,594

Liabilities and stockholder’s equity
Current liabilities
Current portion of long-term debt	$4,010	$4,014
Accounts payable	24,194	20,338
Accrued expenses	30,193	27,262
Total current liabilities	58,397	51,614
Notes payable and long-term debt	710,764	696,515
Other long-term liabilities	35,177	39,205
Total liabilities	804,338	787,334
Stockholder’s equity	497,815	586,260
Total liabilities and stockholder’s equity	$1,302,153	$1,373,594

Accellent Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six months ended June 30,
	2007	2006

Net cash provided by operating activities	$4,544	$3,210
Cash flows from investing activities:
Purchase of property and equipment	(11,417)	(16,233)
Other	119	441
Net cash flows used in investing activities	(11,298)	(15,792)
Cash flows from financing activities:
Proceeds from debt	34,000	17,000
Principal payments on debt	(20,008)	(10,047)
Deferred financing fees	(1,657)	(1,384)
Other	--	(89)
Net cash flows provided by financing activities	12,335	5,480
Effect of exchange rate changes in cash	54	74
Net increase (decrease) in cash	5,635	(7,028)
Cash at beginning of year	2,746	8,669
Cash at end of period	$8,381	$1,641